Exhibit 99.1

For Immediate Release

Contact:    Willing L. Biddle, CEO or
                   John T. Hayes, CFO
                   Urstadt Biddle Properties Inc.
                   (203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2017

Greenwich, Connecticut, June 8, 2017 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and six months ended April 30, 2017.

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2017 was $24,101,000 or $0.64 per diluted Class A Common share and $0.57 per diluted Common share, compared to $4,769,000 or $0.14 per diluted Class A Common share and $0.12 per diluted Common share in last year's second quarter.  Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2017 was $27,513,000 or $0.74 per diluted Class A Common share and $0.65 per diluted Common share, compared to $7,646,000 or $0.22 per diluted Class A Common share and $0.20 per diluted Common share in the first six months of fiscal 2016.  Net income in the three and six months ended April 30, 2017 includes a gain on sale of property in the amount of $19.5 million.

Funds from operations ("FFO") for the second quarter of fiscal 2017 was $11,204,000 or $0.30 per diluted Class A Common share and $0.26 per diluted Common share, compared with $10,752,000 or $0.31 per diluted Class A Common share and $0.28 per diluted Common share in last year's second quarter.  For the first six months of fiscal 2017, FFO amounted to $21,569,000 or $0.58 per diluted Class A Common share and $0.51 per diluted Common share, compared to $19,428,000 or $0.57 per diluted Class A Common share and $0.51 per diluted Common share in the corresponding period of fiscal 2016.

At April 30, 2017, the company's consolidated properties were 93.1% leased (versus 93.3% at the end of fiscal 2016) and 92.6% occupied (versus 92.8% at the end of fiscal 2016).  The decline in the company's leased rate in the first half of the year when compared with the end of fiscal 2016 was predominantly related to the company absorbing a 6,500 square foot vacancy at its Ridgeway Shopping center in Stamford, CT when its lease with EMS was rejected in bankruptcy.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures.  At April 30, 2017, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 98.5% leased (versus 98.4% at the end of fiscal 2016).

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said "We had another strong quarter with an FFO increase for the second quarter of 4.2% on a dollar value basis over fiscal 2016's second quarter, even with the Pavilion vacant for most of the quarter until it was sold on March 1, 2017.  We purchased the Pavilion in 2002 and operated it for over 10 years as a successful power center mall.  In 2013, with the expiration of certain large leases pending, we realized the property had great potential to be redeveloped into a much larger retail/residential mixed-use project.  This project could not have become a reality without the cooperation and support of Mayor Thomas Roach and the White Plains Common Council who understood our plan and ultimately supported a re-development of the property to include two high-rise buildings containing over 700 apartments above 75,000 square feet of lower floor retail.  The sales price of $56.6 million we received from the purchaser, Lennar Corporation, was a substantial premium over the price that we paid for the property in 2002 and allowed us to realize a gain on the sale of the property this quarter of $19.5 million.  With the Pavilion sold we can better focus our efforts on new acquisition opportunities to re-deploy the Pavilion sales proceeds into new commercial properties that better fit our investing strategy."

Mr. Biddle continued……"In March we were able to immediately deploy a portion of the Pavilion proceeds when we purchased the 36,500 square foot Van Houten Farms Shopping Center located in Passaic, NJ for $7.1 million.  Van Houten Farms tenants include a 30,600 square foot Gala Fresh Supermarket, Valley National Bank, a local Italian restaurant and a stationery store.  The purchase was funded with cash from the sale of the Pavilion and the assumption of a first mortgage secured by the property in the amount of $3.5 million, which bears interest at the rate of 4.64%.  The Van Houten Farms Shopping Center occupies roughly an entire block front on Van Houten Avenue, with two points of ingress/egress on each side of the center.  There is an old, but well occupied, industrial area behind the property that adds foot traffic to the shopping center.  Our long-term plan is to enhance the appearance of the center by adding a drive-thru for Valley National Bank and purchasing a small two-story building on the corner of the property to erect a retail pad.  The grocer is nearing completion of an interior renovation and is considering a façade renovation in conjunction with our renovation plan.  Also in March 2017, we purchased for $3.1 million a 12,900 square foot free standing retail property located in Fairfield, CT that is leased to Walgreen's that is no longer occupying the space but paying rent.  We are negotiating with Walgreen's for them to buy out the present value of the remaining term of their lease and we have several prospects to re-lease the space.  Also in March, we acquired an 8.8% interest in a joint venture, which owns three properties located in Stamford and Greenwich, CT.  The properties consist of  the High Ridge Shopping Center, an 87,300 square foot shopping center located on High Ridge Road, which is anchored by Trader Joe's supermarket and DSW shoe store, with 23 additional tenants, including Starbucks, AT&T, Rye Ridge Deli and Pet Valu; a free-standing 4,200 square foot building leased to Chase Bank with a drive thru located on High Ridge Road, just south of High Ridge Shopping Center; and a free standing 8,000 square foot building leased to CVS located on Sound Beach Avenue in Old Greenwich.  The transaction was structured as a "DownREIT partnership" whereby the seller received a combination of cash and operating partnership units in a new entity formed to purchase the portfolio, other than the Fairfield property, which was purchased in a simultaneous all cash transaction. Urstadt Biddle Properties is the Managing Member of the newly formed entity and will manage and lease the portfolio.  The seller of the three properties is a local multi-generational family group that originally developed the properties.  The jewel of the portfolio is the High Ridge Shopping Center located on High Ridge Road, the main access way to Stamford from the Merritt Parkway. The property has an average daily traffic count of over 30,000 cars.  Approximately 55,000 people live within 3 miles of the property with an average household income of over $185,000. Stamford has emerged as an important economic hub of Fairfield County and is a 24/7 city, highlighted by impressive apartment growth totaling upwards of 3,600 units built since 2010, with an additional 5,000 units planned.  We are extremely pleased that we were able to acquire another property in Stamford, and one that includes Trader Joe's, the leading specialty grocer in our marketplace.  We have several additional acquisitions in the pipeline that will hopefully allow us to invest the remaining proceeds from the Pavilion sale by the end of fiscal 2017."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 80 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 189 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 23 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2017 and 2016 results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2017	2016	2017	2016

Revenues
Base rents	$42,789	$41,570	$21,677	$21,498
Recoveries from tenants	14,226	12,865	7,153	6,493
Lease termination income	283	332	259	290
Other income	1,661	1,850	903	885
Total Revenues	58,959	56,617	29,992	29,166

Operating Expenses
Property operating	10,646	9,740	5,498	4,973
Property taxes	9,585	9,148	4,737	4,525
Depreciation and amortization	12,764	11,347	6,183	5,659
General and administrative	4,667	4,753	2,212	2,291
Provision for tenant credit losses	360	608	282	369
Acquisition costs	-	129	-	49
Directors' fees and expenses	166	165	83	82
Total Operating Expenses	38,188	35,890	18,995	17,948

Operating Income	20,771	20,727	10,997	11,218

Non-Operating Income (Expense):
Interest expense	(6,516)	(6,520)	(3,259)	(3,249)
Equity in net income from unconsolidated joint ventures	1,039	920	525	537
Interest, dividends and other investment income	369	101	196	50
Income Before Gain on Sale of Properties	15,663	15,228	8,459	8,556
Gain on sale of properties	19,460	-	19,460	-
Net Income	35,123	15,228	27,919	8,556

Noncontrolling interests:
Net income attributable to noncontrolling interests	(469)	(442)	(247)	(217)
Net income attributable to Urstadt Biddle Properties Inc.	34,654	14,786	27,672	8,339
Preferred stock dividends	(7,141)	(7,140)	(3,571)	(3,570)

Net Income Applicable to Common and Class A Common Stockholders	$27,513	$7,646	$24,101	$4,769

Diluted Earnings Per Share:
Per Common Share:	$.65	$.20	$.57	$0.12
Per Class A Common Share:	$.74	$.22	$.64	$0.14

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	8,966	8,821	9,019	8,906
Class A Common and Class A Common Equivalent	29,473	26,224	29,507	26,274

Results of Operations

The following information summarizes the company's results of operations for the six month and three month periods ended April 30, 2017 and 2016 (amounts in thousands):

	Six Months Ended April 30,				Change Attributable to:
Revenues	2017	2016	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$42,789	$41,570	$1,219	2.9%	$1,092	$127
Recoveries from tenants	14,226	12,865	1,361	10.6%	747	614
Other income	1,661	1,850	(189)	-10.2%	92	(281)

Operating Expenses
Property operating expenses	10,646	9,740	906	9.3%	277	629
Property taxes	9,585	9,148	437	4.8%	223	214
Depreciation and amortization	12,764	11,347	1,417	12.5%	413	1,004
General and administrative expenses	4,667	4,753	(86)	-1.8%	n/a	n/a

Other Income/Expenses
Interest expense	6,516	6,520	(4)	-0.1%	483	(487)
Interest, dividends and other investment income	369	101	268	265.3%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2017 and 2016.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.
	Three Months Ended April 30,				Change Attributable to:
Revenues	2017	2016	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 2)
Base rents	$21,677	$21,498	$179	0.8%	$143	$36
Recoveries from tenants	7,153	6,493	660	10.2%	557	103
Other income	903	885	18	2.0%	86	(68)

Operating Expenses
Property operating expenses	5,498	4,973	525	10.6%	114	411
Property taxes	4,737	4,525	212	4.7%	63	149
Depreciation and amortization	6,183	5,659	524	9.3%	96	428
General and administrative expenses	2,212	2,291	(79)	-3.4%	n/a	n/a

Other Income/Expenses
Interest expense	3,259	3,249	10	0.3%	264	(254)
Interest, dividends and other investment income	196	50	146	292.0%	n/a	n/a

Note 2 – Properties held in both periods include only properties owned for the entire periods of 2016 and 2017.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues:
Base rents increased by 2.9% to $42.8 million for the six month period ended April 30, 2017 as compared with $41.6 million in the comparable period of 2016. Base rents increased by 0.8% to $21.7 million for the three month period ended April 30, 2017 as compared with $21.5 million in the comparable period of 2016. The change in base rent and the changes in other income statement line items analyzed in the chart above were attributable to:

Property Acquisitions/Sales:

In the first half of fiscal 2017, the Company purchased three properties totaling 88,200 square feet of GLA, invested in a joint venture that owns three properties totaling 99,400 square feet, whose operations we consolidate, and sold one property totaling 191,000 square feet.  In fiscal 2016, the Company purchased two properties totaling 99,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three and six month periods ended April 30, 2017 when compared with the corresponding periods in fiscal 2016.

Properties Held in Both Periods:

Revenues
Base rents were relatively unchanged during the six month and three month periods ended April 30, 2017 when compared with the corresponding prior periods.

At April 30, 2017, the Company's consolidated properties were approximately 93.1% leased, a decrease of 0.2% from the end of fiscal 2016. Overall property occupancy decreased to 92.6% at April 30, 2017 from 92.8% at the end of fiscal 2016.

In the six month and three month periods ended April 30, 2017, recoveries from tenants for properties owned in both periods (which represent reimbursements from tenants for operating expenses and property taxes) increased by $614,000 and $103,000, respectively. This increase was a result of an increase in both property operating expenses and property tax expense in the consolidated portfolio for properties owned in both the three months and six months of fiscal 2017.  The property operating expense increase in both the three month and six month periods ended April 20, 2017 when compared with the same periods of fiscal 2016 was predominantly related to an increase in snow removal costs at our properties and the increase for property tax expense was related to an increase in property tax assessments for properties owned in both periods.

Expenses
In the six month and three month periods ended April 30, 2017, property operating expenses increased by $629,000 and $411,000, respectively, when compared with the corresponding prior periods, predominantly as a result of an increase in snow removal costs at our properties.

In the six month and three month periods ended April 30, 2017, property taxes increased by $214,000 and $149,000, respectively, when compared with the corresponding prior periods, as a result of an increase in property tax assessments for properties owned in both periods.

In the six month and three month periods ended April 30, 2017, interest expense decreased by $487,000 and $254,000, respectively, when compared with the corresponding prior periods as a result of the repayment of the mortgage at our Bloomfield, NJ property after the second quarter of fiscal 2016 and the reduction of mortgage principal from normal amortization.

In the six month and three month periods ended April 30, 2017, depreciation and amortization expense increased by $1.0 million and $428,000, respectively, when compared with the corresponding prior period, as a result of increased depreciation for tenant improvements for new tenants occupying space and additional capital improvements at several properties in the latter part of fiscal 2016 and first half of fiscal 2017.

Other Income and Expenses:

General and administrative expense was relatively unchanged in the six month and three month periods ended April 30, 2017 when compared to the corresponding prior periods, predominantly as a result of a small reduction in restricted stock amortization expense and professional fees offset by normal salary increases for employees of the Company.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  The company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The company defines FFO as net income computed in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with U.S. GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2017 and 2016
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended April 30,		Three Months Ended April 30,
	2017	2016	2017	2016
Net Income Applicable to Common and Class A Common Stockholders	$27,513	$7,646	$24,101	$4,769

Real property depreciation	9,867	9,605	4,903	4,836
Amortization of tenant improvements and allowances	2,244	1,453	918	676
Amortization of deferred leasing costs	605	250	338	130
Depreciation and amortization on unconsolidated joint ventures	800	834	404	361
(Gain)/Loss on sale of asset	(19,460)	(360)	(19,460)	(20)
Funds from Operations Applicable to Common and Class A Common Stockholders	$21,569	$19,428	$11,204	$10,752

Funds from Operations (Diluted) Per Share:
Common	$.51	$.51	$.26	$.28
Class A Common	$.58	$.57	$.30	$.31

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2017	2016
	(Unaudited)
Assets
Cash and Cash Equivalents	$15,484	$7,271

Real Estate investments before accumulated depreciation	$1,058,042	$1,016,838

Investments in and advances to unconsolidated joint ventures	$38,289	$38,469

Mortgage note receivable	$13,500	$13,500

Total Assets	$992,670	$931,324

Liabilities
Revolving credit line	$-	$8,000

Mortgage notes payable and other loans	$284,329	$273,016

Total Liabilities	$307,352	$314,038

Redeemable Noncontrolling Interests	$71,199	$18,253

Preferred Stock	$204,375	$204,375

Total Stockholders' Equity	$614,119	$599,033